EXHIBIT 99.1

LOOP INDUSTRIES REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2022 RESULTS AND PROVIDES UPDATE ON CONTINUING BUSINESS DEVELOPMENTS

•	MULTI-YEAR SUPPLY AGREEMENT IN PLACE WITH DANONE FOR BECANCOUR, QUEBEC OFFTAKE.

•	TERREBONNE, FACILITY UPGRADES COMPLETE, FOCUS NOW SHIFTS TO PRODUCTION FOR CPG BRAND COMPANIES

•	COMPLETION OF BASIC ENGINEERING DESIGN PACKAGE, CLASS 3 ESTIMATE AND BECANCOUR SITE PREPARATION WORK

LOOP MANAGEMENT TO HOLD UPDATE CALL AT 10:15 AM ET ON MAY 27, 2022

MONTREAL, QC/ACCESSWIRE/May 26, 2022 — Loop Industries, Inc. (Nasdaq: LOOP) (the “Company” or “Loop”), a clean technology company on a mission to accelerate a circular plastics economy by manufacturing 100% recycled polyethylene terephthalate (“PET”) plastic and polyester fiber, today provided an update on its activities and reported its consolidated financial results for the fourth quarter and full fiscal year 2022.

Danone Multi-year Supply Agreement

On May 16, 2022, Loop announced a new multi-year contract with French food group Danone SA (Euronext: BN) (“Danone”), the owner of the iconic evian brand, for increased production offtake volumes from the Infinite Loop™ Québec facility. The Infinite Loop™ Bécancour, Quebec facility offtake agreement is an important new milestone in the long-term relationship with Danone to support commercial production by jointly bringing sustainable packaging to consumers. In September, evian and Loop announced a new prototype evian X Loop bottle roll out in the South Korean market in the second half of 2022.

Technology Validation and Due Diligence Report

Loop's strategic partners Suez and Danone, among others, collectively engaged an independent, globally recognized third-party engineering firm to execute a thorough due diligence and technology validation report.  We believe the final report, which was communicated in May 2022, validated and reinforced the quality, effectiveness, and scalability of Loop Industries’ technology. This is an important milestone towards progressing forward with the Infinite Loop™ manufacturing facilities and augmenting Loop's technology to a commercial scale.

Terrebonne, Quebec Production Facility Increased Capacity Work Completed

We have completed the upgrades at the Terrebonne, Quebec facility to increase the production capacity at the plant. The focus of the facility is now geared towards production of Loop™ DMT and MEG which are then polymerized into food grade and fiber grade PET resin which we are beginning to sell to CPG brand companies. Loop has entered into a supply agreement with On AG, a subsidiary of On Holding AG, to provide 100% recycled, virgin quality PET resin to be utilized in polyester fiber by the brand.  Materials are scheduled to be supplied in 2022 and will be manufactured at Loop’s Terrebonne, Quebec production facility. The Terrebonne facility continues to support our customers and partners with full R&D and analytical capabilities.

Engineering Update

Loop, with its engineering partners, Chemtex, BBA and Worley, have completed the Basic Design Package (BDP) and Class 3 engineering estimate for the Infinite Loop™ manufacturing solution. The BDP engineering package is the foundation for which all of the Infinite Loop™ projects in Asia, Europe and North America will be built. This is a key milestone in our “design one, build many” business strategy. Adaptation of the engineering has now started to meet the specifications for Korea and France. The next milestone in this project is the detailed engineering and design phase for all of the key processing equipment and vendor packages.

Infinite Loop™ Quebec

We have completed the basic design engineering package and the feasibility study for the Infinite Loop™ plant in Bécancour Quebec.

In January, the company completed initial site preparation work at its Bécancour, Quebec site. The initial preparation work included building access roads, gravel pads, drainage and landscaping work which readies the site for subsequent construction phases. Loop continues to work diligently towards securing additional multi-year contracts and securing financing for the Bécancour facility. Loop is now focused on implementing its financing plan in order to achieve its objective to break ground at the Bécancour site in the second half of 2022.

Over the last nine months, North American index pricing for mechanically recycled PET (rPET), virgin PET and North American PET bale indexes have all increased materially as a result of global economic factors and developments in the plastics industry, including brand commitments to incorporate a high level of recycled content into food grade packaging and polyester fiber as well as incoming government regulatory requirements and taxes on non-recycled plastics in Europe and other regions. These factors are expected to support increasing demand and pricing for rPET over the medium to longer term.

The Company believes that the Infinite Loop™ Québec project is aligned with the Government of Canada’s “2030 zero plastic waste action plan”. Loop continues to evaluate a range of financing options, including financing support from various levels of government.

Infinite Loop™ Europe

The company is working in partnership in France with SUEZ GROUP (“Suez”), to combine the Infinite Loop™ technology with the resource management expertise of Suez to support the sustainability objectives of European consumer packaged goods companies. This partnership seeks to meet the growing demand in Europe from global beverage and consumer goods brand companies for virgin quality PET resin made from 100% recycled content. The next major steps for the project include acquiring the preferred site, permitting, site specific engineering, and finalizing customer offtake agreements and financing, including support from the French government. Following the completion of permitting, construction of the facility is expected to begin in 2023, with commissioning approximately 18 months later.

Infinite Loop™ Asia

Asia remains the largest market opportunity for Loop Industries, as it is home to 60% of the world’s population, represents nearly 70% of the world’s PET consumption and is the center of global polyester fiber manufacturing. Loop and its strategic partner, SK geo centric, signed a memorandum of understanding (“MOU”) for exclusivity to commercialize Loop’s technology across Asia through a Joint Venture. The JV partners plan to build a minimum of 4 facilities by 2030, the first of which will be located in Ulsan, South Korea. Loop and SK geo centric continue to work in tandem on advancing this important Asia Joint Venture with a target of breaking ground at the Ulsan, South Korea site in 2023.

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CEO Comment

Daniel Solomita, Founder and CEO of Loop Industries, commented on the recent updates, saying: “With the continuing progress made during the fourth quarter fiscal 2022 and first quarter of fiscal 2023, Loop is positioned better than ever to proceed with the commercialization of our breakthrough technology on a global scale with the support of our strategic partners. I would like to thank all of the Loop team for their commitment in successfully implementing our vision for the company. We are now focused on evaluating and implementing our financing plans to proceed with construction of our planned manufacturing facilities.”

Corporate Update Call

Senior Management of Loop Industries, will host a corporate update call, followed by a question-and-answer session, which can be accessed via the dial-in numbers below.

Date:      Friday, May 27, 2022

Time:     10:15 am Eastern Time

Participant joining details (by Telephone):

Joining by Telephone:

Canada (Toll Free): 1 833 950 0062

Canada (Local): 1 226 828 7575

United States (Toll Free): 1 833 927 1758

United States: 1 844 200 6205

United States (Local): 1 646 904 5544

Austria (Toll Free): 43 800 802 264

Belgium (Toll Free): 32 800 548 13

Brazil (Toll Free): 55 800 8783 104

Denmark (Toll Free): 45 808 26 897

Hungary (Toll Free): 36 80 088 533

Ireland (Toll Free): 353 180 081 6573

Mexico (Toll Free): 52 8009 531 676

Norway (Toll Free): 47 800 24 889

Philippines (Toll Free): 63 1800 1320 0018

Portugal (Toll Free): 351 800 181 748

Spain (Toll Free): 34 900 861 211

United Kingdom (Toll Free): 44 808 189 6484

UAE (Toll Free): 971 800 0357 70181

All other locations: +1 929 526 1599

Access code: 682233

Press *1 to ask a question, *2 to withdraw your question, or *0 for operator assistance.

Accessing the telephone replay

A recording will be available until Friday June 10th.

UK (Local): 0204 525 0658

US (Local): 1 929 458 6194

US Toll Free: 1 866 813 9403

Canada: 1 226 828 7578

All other locations: +44 204 525 0658

Access Code: 887120

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Fiscal 2022 Financial Results

For the fiscal 4th quarter ended February 28, 2022, Loop reported a net loss of $14.3 million and full year net loss of $44.9 million. Loop has been spending to complete the upgrades to its Terrebonne production facility, the completion of the basic design package for its Infinite Loop™ commercial facilities and expanding headcount to execute the Company’s commercialization plan.

Fourth Quarter Ended February 28, 2022

The following table summarizes our operating results for the three-month periods ended February 28, 2022 and February 28, 2021, in U.S. Dollars.

	Three months ended
	February 28, 2022	February 28, 2021	Change
Revenues	$-	$-	$-

Expenses
Research and development
Machinery and equipment expenditures	1,841,920	3,823,535	(1,981,615)
External engineering	2,267,021	2,414,038	(147,017)
Employee compensation	1,509,831	1,000,652	509,179
Stock-based compensation	384,228	362,321	21,907
Plant and laboratory operating expenses	584,730	466,724	118,006
Other	390,758	115,651	275,107
Total research and development	6,978,488	8,182,921	(1,204,433)

General and administrative
Professional fees	1,109,248	2,807,583	(1,698,335)
Employee compensation	624,444	760,450	(136,006)
Stock-based compensation	316,396	537,556	(221,160)
Insurance	1,146,574	616,693	529,881
Other	227,725	91,720	136,005
Total general and administrative	3,424,387	4,814,002	(1,389,615)

Contingency loss for legal settlement	2,519,220	-	2,519,220
Loss from equity investment	1,119,078	-	1,119,078
Depreciation and amortization	140,426	121,321	19,105
Interest and other financial expenses	35,994	55,980	(19,986)
Interest income	(12,167)	(14,649)	2,482
Foreign exchange loss	67,506	33,928	33,578
Total expenses	14,272,932	13,193,503	1,079,429
Net loss	$(14,272,932)	$(13,193,503)	$(1,079,429)

The net loss for the three-month period ended February 28, 2022 increased $1.08 million to $14.27 million, as compared to the net loss for the three-month period ended February 28, 2021 which was $13.19 million. The increase is primarily due to a contingency loss for legal settlement of $2.52 million and a loss from equity investment of $1.12 million, partially offset by decreased general and administrative expenses of $1.39 million and decreased research and development expenses of $1.20 million.

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The contingency loss for legal settlement of $2.52 million is related to the agreement for the settlement of the consolidated class action lawsuit filed in the Southern District of New York described in “Item 3. Legal Proceedings” entered into by the Company and the current and former officer defendants on March 1, 2022.  The agreement, which is subject to certain conditions, including court approval, requires the Company to pay $3.1 million to the plaintiff class.  The Company’s total cash contribution to the settlement and outstanding legal fees related to the lawsuit, combined, will be approximately $2.52 million.  The remainder of the settlement will be paid by the Company’s D&O insurance carriers.

The recognition of a loss from equity investment of $1.12 million in the three-month period ended February 28, 2022 is related to management’s determination that the capitalized costs in our joint venture with Indorama, Indorama Loop Technologies (“ILT”) were no longer recoverable. The joint venture had made a decision during 2020 that it would temporarily delay work on the project, largely due to factors related to the COVID-19 pandemic. Since that date, no expenditures have been incurred by the joint venture. Also, the Company achieved significant advancements in its engineering design independently from that which was accomplished in ILT. Due to these advancements, management has determined that engineering design costs initially capitalized in ILT are now obsolete and no longer recoverable. Therefore, the Company recorded a loss of $1.12 million relating to its investment in ILT during the three-month period ended February 28, 2022. This amount represents the Company’s 50% portion of the engineering design costs capitalized in ILT.

The $1.39 million decrease in general and administrative expenses for the three-month period ended February 28, 2022 was primarily attributable to the following:

•	$1.70 million decrease in expenses for legal and professional fees due to costs principally associated with the ongoing SEC investigation and class action suits described in “Item 3. Legal Proceedings”;

•	$0.22 million decrease in employee stock-based compensation; and

•	$0.14 million decrease in employee compensation expenses.

These decreases were partially offset by a $0.53 million increase in insurance expenses mainly due to directors and officers (“D&O”) insurance upon extension of the Company’s policy and a $0.14 million increase in other general and administrative expenses.

The $1.20 million decrease in research and development for the three-month period ended February 28, 2022 was primarily attributable to the following:

•	$1.98 million decrease in purchases of machinery and equipment at the Company’s Terrebonne Facility; and

•	$0.15 million decrease in external engineering expenses for ongoing design work for our Infinite Loop™ manufacturing process.

These decreases were partially offset by a $0.51 million increase in employee compensation expenses related to increased headcount to support the Company’s commercialization efforts, a $0.15 million increase in plant and laboratory operating expenses and a $0.28 million increase in other research and development expenses.

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Fiscal Year Ended February 28, 2022

The following table summarizes our operating results for the years ended February 28, 2022 and February 28, 2021, in U.S. Dollars.

	Years ended
	February 28, 2022	February 28, 2021	Change
Revenues	$-	$-	$-

Expenses
Research and development
Machinery and equipment expenditures	9,549,802	6,149,075	3,400,727
External engineering	7,307,363	5,655,997	1,651,366
Employee compensation	5,722,906	3,040,121	2,682,785
Stock-based compensation	1,536,734	1,417,004	119,730
Plant and laboratory operating expenses	2,649,133	1,852,615	796,518
Other	970,487	572,202	398,285
Total research and development	27,736,425	18,687,014	9,049,411

General and administrative
Professional fees	4,247,859	4,613,717	(365,858)
Employee compensation	2,772,977	2,131,597	641,380
Stock-based compensation	525,633	2,257,622	(1,731,989)
Insurance	4,267,927	2,072,647	2,195,280
Other	978,043	464,757	513,286
Total general and administrative	12,792,439	11,540,340	1,252,099

Contingency loss for legal settlement	2,519,220	-	2,519,220
Loss from equity investment	1,119,078	-	1,119,078
Impairment of assets	-	5,043,119	(5,043,119)
Depreciation and amortization	548,232	775,675	(227,443)
Interest and other financial expenses	154,319	81,996	72,323
Interest income	(58,976)	(93,043)	34,067
Foreign exchange loss	110,219	309,822	(199,603)
Total expenses	44,920,956	36,344,923	8,576,033
Net loss	$(44,920,956)	$(36,344,923)	$(8,576,033)

The net loss for the year ended February 28, 2022 increased $8.58 million to $44.92 million, as compared to the net loss for the year ended February 28, 2021 which was $36.34 million. The increase is primarily due to increased research and development expenses of $9.05 million, a contingency loss for legal settlement of $2.52 million, increased general and administrative expenses of $1.25 million and a loss from equity investment of $1.12 million, partially offset by decreased impairment of assets of $5.04 million, lower depreciation and amortization expenses of $0.23 million and a decreased foreign exchange loss of $0.20 million.

The $9.05 million increase in research and development for the year ended February 28, 2022 was primarily attributable to the following:

•	$3.40 million increase in purchases of machinery and equipment at the Company’s Terrebonne Facility;

•	$2.68 million increase in employee compensation expenses related to increased headcount to support the Company’s commercialization efforts and increased activity at the Terrebonne Facility;

•	$1.65 million increase in external engineering expenses for ongoing design work for our Infinite Loop™ manufacturing process;

•	$0.80 million increase in plant and laboratory operating expenses;

•	$0.12 million increase in employee stock-based compensation expenses; and

•	$0.40 million increase in other research and development expenses.

The contingency loss for legal settlement of $2.52 million is related to the agreement for the settlement of the consolidated class action lawsuit filed in the Southern District of New York described above in Results of Operations, Fourth Quarter Ended February 28, 2022.

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The $1.25 million increase in general and administrative expenses for the year ended February 28, 2022 was primarily attributable to the following:

•	$2.20 million increase in insurance expenses mainly due to D&O insurance renewal costs;

•	$0.64 million increase in employee compensation expenses; and

•	$0.51 million increase in other general and administrative expenses.

These increases were partially offset by lower stock-based compensation expenses of $1.73 million which are mainly due to forfeitures of RSUs for $0.94 million and a $0.37 million decrease in expenses for legal and professional fees due to costs principally associated with the SEC investigation and class action suits described in “Item 3. Legal Proceedings”.

The recognition of a loss from equity investment of $1.12 million in the year ended February 28, 2022 is related to its investment in ILT as discussed in the fourth quarter results above.

The $5.04 million decrease in write-down and impairment of assets is related to the decision in the third quarter of fiscal 2021 to dedicate the Terrebonne Facility to brand activation, initial customer volumes and Infinite Loop™ demonstration, and research and development activities. Although the machinery and equipment will continue to be utilized at the Terrebonne Facility as it is an integral part of supporting the commercialization of our technology, application of ASC 730, Research and Development Costs requires machinery and equipment assets to be written off and all future costs associated with the Terrebonne Facility to be recognized as a research and development expense in the consolidated statements of operations and comprehensive loss.

The $0.23 million decrease in depreciation and amortization expenses for year ended February 28, 2022 is mainly attributable to the write-down of machinery and equipment described above.

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Loop Industries, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in United States dollars)

	Years Ended
	February 28, 2022	February 28, 2021
Revenue	$-	$-

Expenses :
Research and development	27,736,425	18,687,014
General and administrative	12,792,439	11,540,340
Contingency loss for legal settlement	2,519,220	-
Loss from equity investment	1,119,078	-
Impairment of assets	-	5,043,119
Depreciation and amortization	548,232	775,675
Interest and other financial expenses	154,319	81,996
Interest income	(58,976)	(93,043)
Foreign exchange loss	110,219	309,822
Total expenses	44,920,956	36,344,923

Net loss	(44,920,956)	(36,344,923)

Other comprehensive loss
Foreign currency translation adjustment	(89,443)	381,859
Comprehensive loss	$(45,010,399)	$(35,963,064)
Net loss per share
Basic and diluted	$(0.99)	$(0.89)
Weighted average common shares outstanding
Basic and diluted	45,287,885	40,983,752

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Loop Industries, Inc.

Consolidated Balance Sheets

(in United States dollars)

	As at
	February 28, 2022	February 28, 2021

Assets
Current assets
Cash and cash equivalents	$44,061,427	$35,221,951
Sales tax, tax credits and other receivables	1,716,262	1,763,835
Prepaid expenses and deposits	2,965,646	609,782
Assets held for sale	3,389,279	-
Total current assets	52,132,614	37,595,568
Investment in joint venture	380,922	1,500,000
Property, plant and equipment, net	5,692,862	3,513,051
Intangible assets, net	1,013,801	794,894
Total assets	$59,220,199	$43,403,513

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$9,846,815	$8,124,865
Current portion of long-term debt	-	938,116
Total current liabilities	9,846,815	9,062,981
Long-term debt	3,378,403	1,516,008
Total liabilities	13,225,218	10,578,989

Stockholders' Equity
Series A Preferred stock par value $0.0001; 25,000,000 shares authorized; one share issued and outstanding	-	-
Common stock par value $0.0001; 250,000,000 shares authorized; 47,388,056 shares issued and outstanding (2021 – 42,413,691)	4,740	4,242
Additional paid-in capital	150,396,704	113,662,677
Additional paid-in capital – Warrants	30,272,496	8,826,165
Accumulated deficit	(134,582,926)	(89,661,970)
Accumulated other comprehensive loss	(96,033)	(6,590)
Total stockholders' equity	45,994,981	32,824,524
Total liabilities and stockholders' equity	$59,220,199	$43,403,513

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Loop Industries, Inc.

Consolidated Statements of Cash Flows

(in United States dollars)

	February 28, 2022	February 28, 2021
Cash Flows from Operating Activities
Net loss	$(44,920,956)	$(36,344,923)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	548,232	775,675
Stock-based compensation	2,062,367	3,674,626
Contingency loss for legal settlement	2,519,220	-
Loss from equity investment	1,119,078	-
Write-down and impairment of assets	-	5,043,120
Accretion, and accrued interest	121,240	76,446
Other, net	-	(32,605)
Changes in operating assets and liabilities:
Valued added tax and tax credits receivable	45,126	(1,034,014)
Prepaid expenses and deposits	(2,389,574)	(449,535)
Accounts payable and accrued liabilities	(2,089,679)	5,800,575
Net cash used in operating activities	(42,984,946)	(22,490,636)

Cash Flows from Investing Activities
Investment in joint venture	-	(650,000)
Additions to property, plant and equipment	(4,815,847)	(1,735,079)
Additions to intangible assets	(294,955)	(592,285)
Net cash used in investing activities	(5,110,802)	(2,977,364)

Cash Flows from Financing Activities
Proceeds from sales of common shares and exercise of warrants, net of share issuance costs	56,049,167	26,649,253
Proceeds from issuance of long-term debt	1,882,790	-
Repayment of long-term debt	(937,156)	(50,585)
Net cash provided by financing activities	56,994,801	26,598,668

Effect of exchange rate changes	(59,577)	373,612
Net change in cash	8,839,476	1,504,280
Cash and cash equivalents, beginning of year	35,221,951	33,717,671
Cash and cash equivalents, end of year	$44,061,427	$35,221,951

Supplemental Disclosure of Cash Flow Information:
Income tax paid	$-	$-
Interest paid	$32,791	$38,157
Interest received	$53,995	$93,043

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About Loop Industries

Loop Industries is a technology company whose mission is to accelerate the world’s shift toward sustainable PET plastic and polyester fiber and away from our dependence on fossil fuels. Loop Industries owns patented and proprietary technology that depolymerizes no and low-value waste PET plastic and polyester fiber, including plastic bottles and packaging, carpets and textiles of any color, transparency or condition and even ocean plastics that have been degraded by the sun and salt, to its base building blocks (monomers). The monomers are filtered, purified and polymerized to create virgin-quality Loop™ branded PET resin suitable for use in food-grade packaging and polyester fiber, thus enabling our customers to meet their sustainability objectives. Loop Industries is contributing to the global movement towards a circular economy by reducing plastic waste and recovering waste plastic for a sustainable future.

Common shares of the Company are listed on the NASDAQ Global Market under the symbol “LOOP.”

For more information, please visit www.loopindustries.com. Follow Loop on Twitter: @loopindustries, Instagram: loopindustries, Facebook: Loop Industries and LinkedIn: Loop Industries

Forward-Looking Statements

This news release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “should,” “could,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or “continue” the negative of such terms or similar words. These forward-looking statements include, without limitation, statements about Loop’s market opportunity, its strategies, ability to improve and expand its capabilities, competition, expected activities and expenditures as Loop pursues its business plan, the adequacy of its available cash resources, regulatory compliance, plans for future growth and future operations, the size of Loop’s addressable market, market trends, and the effectiveness of Loop’s internal control over financial reporting. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond Loop’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with among other things: (i) commercialization of Loop’s technology and products, (ii) Loop’s status of relationship with partners, (iii) development and protection of Loop’s intellectual property and products, (iv) industry competition, (v) Loop’s need for and ability to obtain additional funding relative to its current and future financial commitments, (vi) engineering, contracting and building Loop’s manufacturing facility, (vii) Loop’s ability to scale, manufacture and sell its products in order to generate revenues, (viii) Loop’s proposed business model and its ability to execute thereon, (ix) adverse effects on Loop’s business and operations as a result of increased regulatory, media or financial reporting scrutiny and practices, rumors or otherwise, (x) disease epidemics and health related concerns, such as the current outbreak of additional variants of coronavirus (COVID-19), which could result in (and, in the case of the COVID-19 outbreak, has resulted in some of the following) reduced access to capital markets, supply chain disruptions and scrutiny or embargoing of goods produced in affected areas, government-imposed mandatory business closures and resulting furloughs of Loop’s employees, government employment subsidy programs, travel restrictions or the like to prevent the spread of disease, and market or other changes that could result in noncash impairments of our intangible assets, and property, plant and equipment, (xi) the outcome of the current SEC investigation or recent class action litigation filed against Loop, (xii) Loop’s ability to hire and/or retain qualified employees and consultants and (xiii) other factors discussed in Loop’s subsequent filings with the Securities and Exchange Commission (“SEC”). More detailed information about Loop and the risk factors that may affect the realization of forward-looking statements is set forth in Loop’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. Loop assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

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For More Information:

Investor Relations:

Kevin C. O’Dowd, Vice-President Communications & Investor Relations

Loop Industries, Inc.

+1 617-755-4602

kodowd@loopindustries.com

Media Inquiries:

Andrea Kostiuk, VP Marketing & Communications

Loop Industries, Inc.

+1 (450) 951-8555

akostiuk@loopindustries.com

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